The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
November 9, 2007	Crystal B. Leiderman Director, Investor Relations (800) 847-5322

THE ALLIED DEFENSE GROUP ANNOUNCES THIRD QUARTER AND NINE MONTHS FINANCIAL RESULTS

Conference Call Scheduled For 9:00AM EST, Monday, November 12, 2007

VIENNA, Virginia, November 9, 2007 – The Allied Defense Group, Inc. (AMEX: ADG) today announced third quarter and nine months financial results for the period ended September 30, 2007.

Discontinued Operations – During the third quarter, the Company completed the sale of two of its operating units — SeaSpace Corporation and The VSK Group – which closed in July and September of 2007, respectively. The financial results below reflect the Company’s continuing operations. The results of operations, financial position, and cash flows of SeaSpace and The VSK Group have been reported as discontinued operations for all periods presented and can be found in the Company’s Form 10-Q for the period ended September 30, 2007, which was filed on November 9, 2007.

Third Quarter Results – For the three months ended September 30, 2007, Allied reported a net loss from continuing operations of $8.0 million, or ($1.02) per fully diluted share, on revenues of $14.4 million. These results represent a 23% and 137% improvement in revenue when compared to the first and second quarters of 2007, respectively. Similarly, the Company reported 43% and 66% improvement for earnings/(loss) from continuing operations in the third quarter, when compared to the first and second quarters of 2007, respectively.

Nine Months Results - For the nine months ended September 30, 2007, Allied reported a net loss from continuing operations of $46.4 million, or ($6.65) per fully diluted share, on revenues of $32.3 million, compared to a net loss from continuing operations of $9.8 million, or ($1.62) per fully diluted share, on revenues of $67.7 million, for the same period in 2006. The loss from continuing operations for the first nine months of 2007 includes $10.4 million in non-recurring and restructuring costs.

Major General (Ret.) John Marcello, President and Chief Executive Officer of The Allied Defense Group said, “While we are never pleased with reporting a loss, substantial operating improvements have been made over the past six months, and this quarter marks the turnaround for ADG. Third quarter revenues and profits are significantly improved over those of the first and second quarters and we expect a further meaningful improvement in sales during the fourth quarter and in 2008 as we begin delivery on several of our recent large contract wins. While the Company has gone through a difficult two year period, our restructuring and recapitalization efforts, as well as our significant backlog of new orders, are beginning to have a tangible effect on our financial performance. This trend is expected to continue as we target sustained profitability.

“After hitting a trough earlier this year, we have been able to announce a series of positive events for the Company, including the long-awaited receipt of the very substantial contract from our largest customer, new business development initiatives, and the divestiture of two non-strategic operating units in support of our strategy to streamline the company and focus on our core competencies. The sale of non-strategic assets has enabled the Company to reduce debt and improve liquidity. The Company has also committed to sell Titan Dynamics, which we anticipate accomplishing before the end of the year.

“Looking ahead, we are in the process of defining key partnerships, developing new products, and tapping new markets in our remaining business. We will continue to build on the momentum of the last few months and implement these promising initiatives while further exploring our strategic options. To that end, we continue to work very closely with our financial advisors and to evaluate all strategic alternatives for the Company in order to maximize value for our shareholders,” concluded Major General Marcello.

Revenue – Consolidated revenue for the three months ended September 30, 2007 was $14.4 million, compared to $17.3 million in the prior year, representing a 16% reduction. Consolidated revenue for the nine months ended September 30, 2007, was $32.3 million, compared to $67.7 million in the prior year, representing a 52% reduction.

The Allied Defense Group, Inc.
(All amounts in millions of U.S. Dollars)

Revenue by Segment:	Three Months Ended September 30,				Nine Months Ended September 30,
	2007		2006		2007		2006
	Amount	%	Amount	%	Amount	%	Amount	%

Ammunition & Weapons Effects	$10.8	75%	$13.3	77%	$21.0	65%	$55.2	82%

Electronic Security	3.6	25%	4.0	23%	11.3	35%	12.5	18%

Total	$14.4	100.0%	$17.3	100.0%	$32.3	100.0%	$67.7	100.0%

Revenues for the Company’s Ammunition & Weapons Effects segment (MECAR S.A., Titan Dynamics, and MECAR USA) decreased 19% and 62% from the prior year three and nine month periods ended September 30, 2006, respectively. The decreases resulted primarily from a lower volume of MECAR contracts in process due to an extended delay in the receipt of new orders from its largest customer. As previously announced, MECAR received a contract exceeding $90 million in value from this customer in July 2007, but has been limited in its ability to produce under this new contract as a result of the four to six month lead time required for the associated inventory purchases. MECAR expects to increase its revenue in the fourth quarter and onward as inventory purchases are received. Revenue for the U.S.-based AWE operations in Marshall, Texas, was down slightly from 2006 for the three month period as a result of the timing of orders related to Titan’s ID/IQ Battlefield Effects Simulator contract.

Revenues for the Company’s Electronic Security segment (NS Microwave and Global Microwave Systems) decreased 10% from both the prior year three month and nine month periods ended September 30, 2007. Order volume at NS Microwave (NSM) was lower as a result of a lag in follow-on contracts from NSM’s largest customer. This offset higher order volume at Global Microwave Systems (GMS) and accounts for the revenue differential for both the three month and nine month year-over-year periods.

Net Loss – The Company incurred net loss from continuing operations of $8.0 million and $46.4 million for the three and nine months ended September 30, 2007, respectively, as compared to net loss from continuing operations of $0.6 million and $9.8 million for the three and nine months ended September 30, 2006, respectively.

Much of the increase in the loss from the year ago periods was driven by the significant reduction in revenues at MECAR. In 2007, MECAR’s cost of sales exceeded revenues as a result of low level of revenues on MECAR’s fixed cost structure. The Company has taken steps to restructure and reduce MECAR’s breakeven point, which, today, is estimated at approximately $80 million per year.  Given the improvements at MECAR, the steep increase in backlog, and normal delivery times, MECAR expects to increase its revenue in the fourth quarter and return to sustained profitability in 2008. MECAR continues to work toward its goal of targeting new business and diversifying its customer base.

The loss for the first nine months of 2007 also includes significant charges related to the Company’s June 2007 refinancing transaction, including increased legal and professional fees, an increase in interest expense, and a loss on the fair value of the convertible notes. The Company recorded a net loss from the change in the fair value of the convertible notes and warrants of $6.7 million and $4.6 million of costs associated with registration delay payments, the write-off of unamortized debt issue costs of the March 2006 issuance, and restructuring costs associated with the refinancing completed in June 2007. Also, the loss includes the write down of goodwill and intangible assets of $1.4 million to Titan.

Earnings Per Share – Diluted loss per share from continuing operations for the three and nine months ended September 30, 2007 were $1.02 and $6.65, respectively, as compared to $0.11 and $1.62 for the same periods in 2006.

Backlog –The Company reported a contractual backlog of $143.3 million as of September 30, 2007, representing a 234% increase over the September 30, 2006 backlog of $42.9 million. The September 30, 2007 and 2006 amounts include unfunded portions of approximately $6.3 million and $6.5 million, respectively, from an ID/IQ federal contract within the ES segment.

On July 11, 2007, the Company’s subsidiary MECAR S.A. announced it has successfully negotiated several new orders with various clients in Europe, North America and other export markets, with a total expected value exceeding $170 million over a three year period. Of the $170 million, the segment has received firm contracts totaling more than $90 million with delivery scheduled during 2007 and 2008. The balance is expected to be awarded in early-to-mid 2008.

The Allied Defense Group, Inc.
(All amounts in thousands of U.S. Dollars except share data)

	Three Months Ended September
Income Statement	30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenue	$14,442	$17,255	$32,253	$67,677

Cost of Sales	12,596	15,841	35,930	58,225

Operating Expenses	9,284	9,329	26,356	24,973

Operating Income/(Loss)	$(7,438)	$(7,915)	$(30,033)	$(15,521)

Other Income/(Expense)	(606)	3,005	(16,394)	1,455

Tax Expense (Benefit)	(8)	(4,271)	9	(4,271)

Earnings/(Loss) from Continuing Operations, net of tax	(8,036)	(639)	(46,436)	(9,795)

Earnings/(Loss) from Discontinued Operations, net of tax	30,319	1,131	26,710	1,543

Net Earnings/(Loss)	$22,283	$492	$(19,726)	$(8,252)

Weighted Shares

Basic and diluted	7,897,299	6,059,989	6,987,508	6,039,940

Earnings/(Loss) per Share, fully diluted

from Continuing Operations, net of tax	$(1.02)	$(0.11)	$(6.65)	$(1.62)

from Discontinued Operations, net of tax	3.84	0.19	3.82	0.26

Net Earnings/(Loss) per Share	$2.82	$0.08	$(2.83)	$(1.36)

Balance Sheet — Certain balance sheet data is listed below:

Balance Sheet Data	As of September 30, 2007	As of December 31, 2006
Current Assets	$108,163	$117,006
Total Assets	$154,810	$168,045
Current Liabilities	$64,042	$106,479
Working Capital	$44,121	$10,527
Long Term Liabilities	$45,574	$6,219
Stockholders’ Equity	$45,194	$55,347

Conference Call — The Company will be hosting a conference call on Monday, November 12, 2007 at 9:00 a.m. EST. To access the call, please dial (888) 459-5609 within the United States and (973) 321-1024 outside the United States. A replay of the call will be available from Monday, November 12, 2007 at 12:00 p.m., EST, through Monday, November 19, 2007. To access the replay, please call (877) 519-4471 in the United States or (973) 341-3080 outside the United States. To access the replay, users will need to enter the following code: 9457313.

Consolidated EBITDA — Earnings before interest, taxes, depreciation and amortization, non-cash stock compensation and payments, non-cash charges that do not result in future cash obligations, any extraordinary or non recurring gains (losses) and any non-cash transactions (Consolidated EBITDA) is not intended to present a measure of performance in accordance with accounting principles generally accepted in the United States (GAAP). Nor should Consolidated EBITDA be considered as an alternative to statements of cash flows as a measure of liquidity. Consolidated EBITDA is included herein as means to measure operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies.

The definition of Consolidated EBITDA is defined in the senior secured convertible notes as a measurement for meeting the notes covenant requirements. For the three months ended September 30, 2007, the Consolidated EBITDA was required to be no less than a negative $3,500 in order for the Company to be compliant with covenant requirements of the notes. The Company was in compliance with the required covenant at September 30, 2007.

The following table reconciles the Company’s consolidated net earnings per GAAP to Consolidated EBITDA:

Three months ended
September 31, 2007
Consolidated Net Income	$22,283
Any extraordinary or non recurring gains or losses
Gain from disposed operations, net of tax	(29,774)
Non recurring (income) loss from the discontinued operations	(220)
Write-down of Goodwill	1,395
Non-cash charges that do not result in future cash obligations
Gain from fair value of notes and warrants	(1,080)
Gain on Sale of Fixed Assets	(6)
Non-cash expenses associated with stock compensation expense	225
Tax refunds, use of net operating losses to offset taxes or other net tax benefits	(10)
Other non-cash charges that do not result in future cash obligations	-
Adjusted Net Loss before	$(7,187)
Interest Income	(112)
Interest Expense	1,778
Income tax expense	333
Depreciation Expense	1,549
Amortization Expense	303
Any non-cash transactions
Foreign currency losses	81
Adjustments related to Inventory	225
Bad Debt Expense	165
Hedge or non-hedge derivative adjustments	—
Consolidated EBITDA	$(2,865)

Other Financial Disclosure Required based on terms of notes:
Consolidated Net Interest	$1,666

Consolidated Net Debt (Total Debt less Cash and Cash Equivalents) at September 30, 2007	$11,876

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated microwave security systems; and manufactures battlefield effects simulators and other training devices for the military. For more Information, please visit the Company web site: www.allieddefensegroup.com.

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.

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